Filed Pursuant to Rule 424(b)(3)
File Number 333-146851

PROSPECTUS SUPPLEMENT NO. 6
to Prospectus dated February 7, 2008
(Registration No. 333-146851)

CHINA ARCHITECTURAL ENGINEERING, INC.

This Prospectus Supplement No. 6 supplements our Prospectus dated February 7, 2008 and Prospectus Supplements Nos. 1, 2, 3, 4, and 5 (collectively referred to as the “Prospectus Supplements”) dated March 18, 2008, April 14, 2008, April 28, 2008, May 2, 2008, and May 22, 2008, respectively. The securities that are the subject of the Prospectus have been registered to permit their resale to the public by the selling security holders named in the Prospectus. We are not selling any securities in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 6 together with the Prospectus and the Prospectus Supplements.

This Prospectus Supplement No. 6 includes the attached report, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”): Certain portions of the Current Report on Form 8-K filed with the SEC on May 29, 2008.

Our common stock is traded on the American Stock Exchange under the symbol “RCH.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 6 is May 30, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 28, 2008

CHINA ARCHITECTURAL ENGINEERING, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33709	51-05021250
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

105 Baishi Road, Jiuzhou West Avenue, Zhuhai 519070 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	0086-756-8538908

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 28, 2008, pursuant to authorization by its Board of Directors, China Architectural Engineering, Inc. (the “Company”) notified the American Stock Exchange ("AMEX") that it intends to voluntarily withdraw the listing of its common stock on the AMEX in order to transfer its listing to The NASDAQ Stock Market LLC (“NASDAQ”). The Company anticipates that its common stock will commence trading on the NASDAQ on or about June 10, 2008 under the symbol "CAEI."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2008	CHINA ARCHITECTURAL ENGINEERING, INC.

	By:	/s/ Luo Ken Yi
	Name:	Luo Ken Yi
	Title:	Chief Executive Officer